Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

                This First Supplemental Indenture, dated as of September 14, 2005 (this “Supplemental Indenture”), is entered into between GENERAL MILLS, INC., a Delaware corporation (the “Company”), and BNY MIDWEST TRUST COMPANY, an Illinois trust company, as Trustee (the “Trustee”).

W I T N E S S E T H :

                WHEREAS, the Company and the Trustee have entered into that certain Indenture, dated as of October 28, 2002 (the “Indenture”), providing for the issuance of the Company’s Zero Coupon Convertible Senior Debentures Due 2022 (the “Securities”);

                WHEREAS, Section 9.01(j) of the Indenture provides that the Company and the Trustee may amend the Indenture or the Securities without the consent of any Securityholder with respect to matters or questions arising under the Indenture which the Company and the Trustee may deem necessary or desirable and which will not adversely affect the interests of the Holders of the Securities;

                WHEREAS, Section 3.15 of the Indenture requires, among other things, that the Company comply with Rule 13e-4 and Rule 14e-1 under the Exchange Act (the “Tender Offer Rules”) when complying with Sections 3.07 and 3.08 of the Indenture if the offer under such Sections constitutes an “issuer tender offer” for purposes of the Tender Offer Rules at the time;

                WHEREAS, certain provisions of Section 3.07 and 3.08(c) of the Indenture are inconsistent with the requirements of the Tender Offer Rules as currently in effect; and

                WHEREAS, the Company and the Trustee desire to supplement and amend the Indenture to remove the above-referenced inconsistency and such amendment will not adversely affect the interests of the Holders of the Securities.

                NOW, THEREFORE, for and in consideration of the premises set forth above, each of the Company and the Trustee agrees for the benefit of the other party and for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE 1

DEFINITIONS

                Section 1.01.    All capitalized terms which are used herein and not otherwise defined herein are defined in the Indenture and are used herein with the same meanings as in the Indenture.

ARTICLE 2

AMENDMENTS

                Section 2.01.    The first sentence of subparagraph (1) of Section 3.07 of the Indenture up to the word “stating” shall be amended and restated in its entirety to read as follows:

“(1) delivery to the Paying Agent by the Holder of a written notice of purchase (a “Purchase Notice”) at any time from the opening of business on the date that is 20 Business Days prior to the relevant Purchase Date until the close of business on such Purchase Date stating:”

                Section 2.02.    The penultimate paragraph of Section 3.07 of the Indenture shall be amended and restated in its entirety to read as follows:

“Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Purchase Notice contemplated by this Section 3.07 shall have the right to withdraw such Purchase Notice at any time prior to the close of business on the Purchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 3.12.”

                Section 2.03.        The first sentence of Section 3.08(c) of the Indenture up to the word “Date:” shall be amended and restated in its entirety to read as follows:

“(c) A Holder may exercise its rights specified in Section 3.08(a) upon delivery of a written notice of purchase (a “Change of Control Purchase Notice”) to the Paying Agent at any time prior to the close of business on the Change of Control Purchase Date:”

                Section 2.04.    The penultimate paragraph of Section 3.08(c) of the Indenture shall be amended and restated in its entirety to read as follows:

“Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Change of Control Purchase Notice contemplated by this Section 3.08(c) shall have the right to withdraw such Change of Control Purchase Notice at any time prior to the close of business on the Change of Control Purchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 3.12.”

ARTICLE 3

MISCELLANEOUS

                Section 3.01.    The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects adopted, ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect, and this Supplemental Indenture and all its provisions shall be deemed a part thereof.

                Section 3.02.    In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                Section 3.03.    THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS AND RULES OF SAID STATE.

                Section 3.04.    The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

                IN WITNESS WHEREOF, the Company and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

GENERAL MILLS, INC.

By:	/s/ David B. Van Benschoten

Name: David B. Van Benschoten Title: Vice President and Treasurer

BNY MIDWEST TRUST COMPANY, As Trustee

By:	/s/ D.G. Donovan

Name: D.G. Donovan Title: Vice President